CHEVIOT





Contact:          Thomas J. Linneman                       For immediate release
                  513-661-0457



         Cheviot Financial Corp. Reports Second-Quarter Earnings up 64%


CINCINNATI, Ohio - July 17, 2008 - Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the second fiscal quarter of 2008 of $446,000, or $0.05 cents per share compared with net earnings of $272,000, or $0.03 cents per share for the second fiscal quarter of 2007. For the six months ended June 30, 2008 net earnings totaled $543,000, or $0.06 cents per share compared with net earnings of $478,000, or $0.05 cents per share for the six months ended June 30, 2007.

The quarter-over-quarter increase in net earnings reflects a $229,000 increase in net interest income and a $24,000 increase in other income, which were partially offset by a $29,000 increase in general, administrative and other expenses, a $25,000 increase in the provision for losses on loans and a $25,000 increase in the provision for federal income taxes.

For the first six months of 2008, the Company's increase in earnings generally reflected an increase of $286,000 in net interest income, a decrease of $90,000 in general, administrative and other expenses, as well as a $20,000 decrease in the provision for federal income taxes, which were partially offset by a $288,000 increase in the provision for losses on loans and a $43,000 decrease in other income. The increase in the provision for losses on loans reflects the allocation of approximately $285,000 in reserves for seven residential properties totaling $443,000 which were acquired through foreclosure during the six months ended June 30, 2008. As of June 30, 2008, four of these properties have been sold at a net gain of approximately $18,000, with a gain of $24,000 being deferred for loans to facilitate the sale of real estate acquired through foreclosure.

In January 2008, the Company announced a stock repurchase plan which provided for the repurchase of 5% or 447,584 shares of our common stock. As of June 30, 2008, the Company had purchased 59,575 shares pursuant to the plan at an average price of $9.59.

At June 30, 2008, Cheviot Financial Corp. had consolidated total assets of $326.7 million, total liabilities of $259.1 million, including deposits of $214.7 million, and shareholders' equity of $67.6 million, or 20.7% of total assets. At June 30, 2008, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 16.7%, 16.7% and 32.1%.

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio.

                                      # # #

Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

                             Cheviot Financial Corp.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                       June 30,        December 31,
                   ASSETS                                                2008                2007

Cash and cash equivalents                                               $ 6,606             $ 9,450
Investment securities                                                    44,247              45,492
Loans receivable                                                        261,215             249,832
Other assets                                                             14,586              14,286
                                                                      ---------           ---------
      Total assets                                                    $ 326,654           $ 319,060
                                                                      =========           =========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                              $ 214,706           $ 219,526
Advances from the FHLB                                                   42,169              28,665
Other liabilities                                                         2,210               2,949
                                                                      ---------           ---------
      Total liabilities                                                 259,085             251,140

Shareholders' equity                                                     67,569              67,920
                                                                      ---------           ---------
      Total liabilities and shareholders' equity                      $ 326,654           $ 319,060
                                                                      =========           =========


                             Cheviot Financial Corp.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)

                                                         Three months ended                  Six months ended
                                                              June 30,                           June 30,
                                                        2008              2007             2008             2007

Total interest income                                  $ 4,420          $ 4,418           $ 8,951          $ 8,755
Total interest expense                                   2,109            2,336             4,495            4,585
                                                       -------          -------           -------          -------
   Net interest income                                   2,311            2,082             4,456            4,170

Provision for losses on loans                               25              -                 288               -
                                                       -------          -------           -------          -------
   Net interest income after provision for
    losses on loans                                     l2,286            2,082             4,168            4,170

Other income                                               153              129               215              258
General, administrative and other expense                1,831            1,802             3,639            3,729
                                                       -------          -------           -------          -------
   Earnings before federal income taxes                    608              409               744              699

Federal income taxes                                       162              137               201              221
                                                       -------          -------           -------          -------
   NET EARNINGS                                        $   446          $   272           $   543          $   478
                                                       =======          =======           =======          =======
Earnings per share - basic and diluted                 $  0.05          $  0.03           $  0.06          $  0.05
                                                       =======          =======           =======          =======
